EXHIBIT 2.2

ENFORCEMENT AGREEMENT AMONG
THE DEPARTMENT OF ATTORNEY GENERAL,
THE DETROIT MEDICAL CENTER, VHS OF MICHIGAN, INC.
AND VANGUARD HEALTH SYSTEMS, INC.

The Michigan Department of Attorney General (“Attorney General”), The Detroit Medical Center (“DMC”, pre-Closing or “Legacy DMC,” post-Closing), VHS of Michigan, Inc. (“Buyer”) and Vanguard Health Systems, Inc. (“Vanguard”), as Guarantor of Buyer’s performance, agree as follows:

RECITALS

DMC, certain Affiliates of DMC, Buyer, certain Affiliates of Buyer, and Vanguard are parties to a Purchase and Sale Agreement pursuant to which DMC is selling substantially all assets used in the operation of its health care system to Buyer and certain of its Affiliates.

The Purchase and Sale Agreement requires the Attorney General to approve or not object to the transaction.  In the course of his review, the Attorney General has identified certain commitments of Buyer that are of importance to the public and require special protection.

The Attorney General therefore requires the Parties to acknowledge the Attorney General’s right to enforce certain provisions of the Purchase and Sale Agreement as a third-party beneficiary.

For consideration, the receipt and sufficiency of which is acknowledged, the parties enter into this contract.

TERMS

1.         Defined Terms

            All capitalized terms used in this contract and not otherwise defined herein shall have the meanings as defined in the Purchase and Sale Agreement.

            AG Enforceable Provisions:  Sections 12.2 (Indigent and Low Income Care), 12.3 (Commitments to Maintain the Hospitals and Provide Core Services), 12.4 (Capital Expenditures), 12.5 (Warrants), 12.7 (No Sale of Hospitals), 12.14 (Detroit Based Systems), 12.15 (National Support Centers), 12.17 (Annual Reporting Requirements), 16.11 (Third Party Beneficiary) and 16.17 (Entire Agreement; Amendment) of the Purchase and Sale Agreement.

            DMC: The Detroit Medical Center, a Michigan non-profit corporation, as it exists prior to Closing.

            Legacy DMC:  While the precise name of this entity has not yet been finalized, this term refers to the continuation of DMC as a charitable entity after Closing.  Legacy DMC and its successors and assigns will have primary responsibility for monitoring Buyer’s compliance with the covenants in Article 12 of the Purchase and Sale Agreement.  Legacy DMC is designated to hold the Excluded Assets and Excluded Liabilities and is responsible for preserving and protecting DMC charitable assets.

            Purchase and Sale Agreement:  Purchase and Sale Agreement dated June 10, 2010, as amended, between DMC and certain of its Affiliates as Seller, Buyer and certain of its Affiliates as Buyer, and Vanguard Health Systems, Inc., a Delaware corporation, as Guarantor.

2.         Attorney General as Third-Party Beneficiary

            Notwithstanding any provision to the contrary contained in the Purchase and Sale Agreement, the parties agree:

                        a.         The Attorney General has standing as an intended third-party beneficiary of the AG Enforceable Provisions, with express authority to independently enforce the AG Enforceable Provisions, in accordance with the applicable terms and conditions of the Purchase and Sale Agreement;

                        b.         Not to contest the Attorney General’s authority or standing to initiate an appropriate action in any state court of competent jurisdiction to enforce any of the AG Enforceable Provisions;

                        c.         Procedural terms of the Purchase and Sale Agreement, including but not limited to the Alternative Dispute Resolution process detailed in Article 15, do not apply to the Attorney General’s exercise of his rights as third-party beneficiary.  The procedure governing an action by the Attorney General as third-party beneficiary shall be governed by generally-applicable laws and court rules; and

                        d.         Any action brought by the Attorney General to enforce any of the AG Enforceable Provisions must allege in good faith either: 1) that the Legacy DMC Board of Trustees, in determining not to pursue enforcement remedies for breach of any of the AG Enforceable Provisions, has violated its applicable fiduciary obligations; or 2) that Buyer or Vanguard has violated in any material respect one of the AG Enforceable Provisions and Legacy DMC has failed to pursue curative action within a reasonable period of time after the violation was, or should have been, identified by Legacy DMC.

3.         Attorney General Written Consent Required to Materially Amend Purchase and Sale Agreement

            Notwithstanding any provision to the contrary contained in the Purchase and Sale Agreement, the parties agree that in no event shall the terms of:

                        a.         the Purchase and Sale Agreement be amended in any material manner on or prior to the Closing without obtaining the prior written consent of the Attorney General, which shall not be unreasonably withheld; and

                        b.         any of the AG Enforceable Provisions be amended in any material manner after the Closing without obtaining the prior written consent of the Attorney General, which shall not be unreasonably withheld.

            DMC and Buyer shall provide the Attorney General with a copy of each amendment of the Purchase and Sale Agreement not described in paragraph a or b above promptly after the execution of such amendment. Any amendment requiring the prior written consent of the Attorney General will be provided to the Attorney General not less than 48 hours prior to its execution by the parties thereto (or such shorter period as is acceptable to the Attorney General in his sole discretion), and a complete, current version of the Purchase and Sale Agreement shall be provided not less than 48 hours prior to Closing.

4.         Remedies

            DMC, Legacy DMC, Buyer and Vanguard recognize that monetary damages will be inadequate for breach of the obligations contained in this contract.  In addition to any legal remedies the Attorney General may have, the Attorney General shall be entitled to specific performance, injunctive relief, and such other equitable remedies as a court of competent jurisdiction may deem appropriate for breach of the obligations contained in this contract, without the requirement to post any bond in connection therewith.

5.         Severability

            If any provision of this contract is held or determined to be illegal, invalid, or unenforceable and if the rights or obligations of any party under this contract will not be materially and adversely affected thereby: (a) such provisions will be fully severable; (b) this contract will be construed and enforced as if such illegal, invalid, or unenforceable provision has never comprised part of this contract; (c) the remaining provisions of this contract will remain in full force and effect and will not be affected by the severance of the illegal, invalid, or unenforceable provision; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as part of this contract a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

6.         Amendment

            This contract may be amended only by a writing executed by each of the parties.

7.         Waiver

            Any waiver by any party of any breach by another party of this contract shall not be deemed to be waiver against a different party or waiver of any subsequent or continuing breach of this contract.

8.         Execution

            This contract may be executed in any number of counterparts, all of which taken together constitute one contract, and any of the parties may execute this Agreement by signing any one counterpart.

9.         Governing Law and Jurisdiction

            This contract shall be subject to, applied, and interpreted according to the laws of the State of Michigan.  No action shall be commenced against the Department of Attorney General or the Attorney General, his designee, agents or employees, or against any other party to this contract for any matter whatsoever arising out of the contract, in any courts other than a court of competent jurisdiction of the State of Michigan.  In addition to each party consenting to the jurisdiction of Michigan courts, each party waives any objection to venue laid therein and any defense or inconvenient forum regarding the maintenance of any action or proceeding so brought.

10.       Entire Agreement

            This contract, together with other contracts relating to the Purchase and Sale Agreement to which the Attorney General is a party, represent the entire agreement among the parties and supersede all proposals or other prior agreements, oral or written, and all other communications among the parties relating to the matters described herein.

11.       No Effect on Authority of Attorney General or Court Jurisdiction.

            The Attorney General’s rights and privileges provided in this contract are in addition to the Attorney General’s existing powers and authority.  Nothing in this contract shall be construed to impair or restrict the authority of the Attorney General or the jurisdiction of any court with respect to any matter.

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12.       Authority to Bind Principal

            Each individual who signs this contract covenants that he has power to bind the principal.

Dated:  November 12, 2010      /s/ Michael E. Duggan
                                                Michael E. Duggan, DMC Chief Executive Officer and as
                                               Authorized Representative for each Seller party to the Purchase and Sale Agreement

Dated:  November 13, 2010     /s/ Keith B. Pitts
                                                Keith B. Pitts, Vanguard Health Systems, Inc. Vice Chairman and
                                                as Executive Vice President for VHS of Michigan, Inc. and each other Buyer party to the Purchase and Sale Agreement

Dated:  November 12, 2010      /s/ Stephen R. D’Arcy
                                                Stephen R. D’Arcy, DMC Chair of the Board of Trustees

Dated:  November 17, 2010     /s/ Michael A. Cox
                                                Michael A. Cox, Attorney General